Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
508-520-2545
mconway@plcmed.com

PLC SYSTEMS SECURES ADDITIONAL FINANCING FOR US CLINICAL TRIALS AND GENERAL WORKING CAPITAL

MILFORD, Mass., July 2, 2012 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today announced that it has completed an additional round of financing with an affiliate of Genesis Capital Advisors LLC. These funds will enable PLC to continue its U.S. clinical trials for its RenalGuard® program, as well as continue to expand its distribution of RenalGuard internationally.

PLC has received $1 million of the additional funding, and anticipates securing two additional payments of $500,000 each over the next six months through the sale of Senior Secured Convertible Notes and Warrants. The Senior Secured Convertible Notes contain the same conversion terms and the Warrants contain the same exercise prices as those provided in the initial $4 million financing in February 2011.  Under the financing agreement, PLC has issued Genesis 5% Senior Secured Convertible Notes that mature three years from date of issuance, Warrants offering 100% coverage that can be exercised within five years from issuance and additional Warrants to purchase up to an additional 10,000,000 shares of common stock at an exercise price of $.25 per share. This funding is in addition to Genesis’ original $4 million financing in February 2011 and includes monies that had been available to PLC based upon meeting certain operational milestones, or at the investor’s discretion.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We greatly appreciate the vote of confidence from Genesis in providing this additional funding, which will enable us to make more concerted progress both with our U.S. clinical trial as well as in seeking to generate more substantial sales internationally with our expanded network of distributors. All the scientific data we have seen thus far, from investigator-sponsored clinical trials and other industry data, convince us that RenalGuard addresses a significant currently unmet need to reduce the risk of contrast induced nephropathy (CIN) among at-risk patients undergoing cardiac catheterization and similar procedures. . Making substantial headway with our U.S. clinical trial is a primary goal for PLC, since our ability to demonstrate RenalGuard’s efficacy in combating contrast-induced nephropathy (CIN) in the U.S. is essential to enabling the product to reach the large U.S. market. We are delighted with today’s news, and look forward to sharing our progress as we move ahead.”

Ethan Benovitz, Managing Member of Genesis, said, “We, too, are convinced that PLC’s RenalGuard brings a dramatically new and easy technology to bear on an important medical need — one where the patient base is growing continually. We have fully assessed both the market and the technology, and we’re very pleased to have the opportunity to help bring this important and potentially life-saving solution to more doctors and patients around the world.  We increased our investment in PLC at this time in light of the company’s significant progress since our original investment more than a year ago.”

RenalGuard, PLC’s proprietary product, is currently being marketed in the European Union and additional countries around the world.   Two independent investigator-sponsored clinical trials of RenalGuard’s safety and efficacy in reducing the rate of CIN in at-risk patients, compared with conventional alternatives, have been conducted and demonstrated in Europe with significant reductions in the rates of CIN being shown in the RenalGuard treatment groups; other investigator-sponsored studies are underway assessing longer-term efficacy rates and other aspects.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to help prevent the onset of Contrast-Induced Nephropathy (CIN) in at-risk patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing CIN. RenalGuard is being studied in a pivotal trial in the U.S., as required for approval by FDA.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

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